EV Energy Partners, L.P. Announces Closing of Monroe Field Acquisition and Anticipated Distribution Increase; Schedules Fourth Quarter 2006 Earnings Release Conference Call on Tuesday, April 3, 2007 at 10:30am ET

HOUSTON, March 29, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it has closed its previously announced acquisition of natural gas properties in the Monroe Field from an institutional partnership managed by EnerVest Management Partners, Ltd. The purchase price, after initial closing adjustments, was $95.3 million. The acquisition was financed with borrowings under its existing credit facility.

Based on the closing of this acquisition, management anticipates that is will recommend to the Board of Directors a $0.04 increase in the quarterly distribution rate to $0.50 per unit beginning with the distribution for the second quarter of 2007 (payable during the third quarter of 2007).

EVEP also announced plans to release 2006 fourth quarter and full-year results on Monday, Apr. 2, 2007, after the market closes. In conjunction with the release, EV Energy Partners has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, Apr. 3, 2007 at 10:30 a.m. Eastern Time (9:30 a.m. Central).

What:    EV Energy Partners, L.P. 2006 Fourth Quarter and Full-Year Results Conference Call
When:   Tuesday, Apr. 3, 2006 - 10:30 a.m. Eastern Time (9:30 a.m. Central)
How:      Live via phone for those interested in participating in the call by dialing 303-262-2125 and asking for the EV Energy Partners call at least 5 minutes prior to the start time, or live over the internet through the investor  relations section of the EVEP web site at http://www.evenergypartners.com. Financial results also will be posted in the investor relations section of the Web site.

A web cast archive will be available at http://www.evenergypartners.com shortly after the call and will be accessible for approximately 15 days.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com